Exhibit 10.1

AGREEMENT AND RELEASE

CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND RELEASE.

BY SIGNING THIS AGREEMENT AND RELEASE, YOU GIVE UP AND WAIVE IMPORTANT LEGAL RIGHTS.

This is an agreement and release (the “Agreement”) between Authentidate Holding Corp., its stockholders (solely in their capacity as stockholders of Authentidate Holding Corp.), its subsidiaries, affiliates, divisions, successors and assigns, their respective past and present officers, directors, employees, agents, attorneys, whether as individuals or in their official capacity, and each of their respective successors and assigns (hereinafter collectively referred to as “AHC” or the “Company”) and by his own free will, William P. Henry (“Henry” or “Employee”). As used herein, the term “Execution Date” shall mean the expiration of the seven-day revocation period commencing on the later of the two dates on which this agreement has been executed by Employee and AHC, as specified on the signature page of this Agreement.

WHEREAS, Henry has been an employee of AHC pursuant to a written employment agreement dated as of January 4, 2016 (the “Employment Agreement”); and

WHEREAS, Henry has previously served as AHC’s Chief Strategy Officer pursuant to a written agreement dated as of August 24, 2015, which has terminated in accordance with its terms (the “CSO Agreement”); and

WHEREAS, pursuant to the CSO Agreement, Henry was entitled to receive certain salary payments and the sum of $200,000 in consideration of the closing of the merger of AHC with AEON Global Health, none of which has been paid to date, and

WHEREAS, pursuant to a certain lock-up agreement (the “Lock-up Agreement”) executed to facilitate the preservation of AHC’s net operating loss carry forwards, Henry has agreed to certain restrictions on the exercise of certain employee stock options (the “Options”) and the resale of AHC’s common stock; and

WHEREAS, AHC has elected to eliminate the position of Chief Operating Officer and Employee and AHC each desire an amicable cessation of the employment relationship,

NOW, THEREFORE, in consideration of the covenants and promises contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, Employee and AHC (who hereinafter collectively may be referred to as the “Parties”) hereby agree as follows:

1.     Except as otherwise stated herein, all terms of the Employment Agreement and the CSO Agreement shall be deemed superseded by this Agreement, and the terms of the Lock-up Agreement, annexed hereto as Exhibit A, and the Options shall remain in full force and effect. The Options shall remain exercisable for the full duration of their original exercise periods as extended by the Lock-up Agreement.

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2.     Employee acknowledges and agrees that effective the close of business January 31, 2017, Employee’s position as Chief Operating Officer and the Employment Agreement shall be eliminated and his employment terminated (the “Termination Date”), and Employee shall be entitled to his regular compensation through such date.

a.	Employee agrees to voluntarily resign as a director of the Company effective as of the Termination Date.

b.	Employee will cooperate in completing any action necessary to fully implement his resignation, including the execution of any documentation necessary to effectuate his removal from and/or the transfer of any position he has held as an officer, director, or committee member of AHC.

3.     In consideration for Employee’s execution of this Agreement, and for the release of claims against AHC, the Company will give Employee the following:

a.	Solely for the purpose of determining the exercisability of the Options, the termination of Employee’s Employment shall be deemed a termination without cause.

b.	Employee shall receive and be paid a severance payment in the amount of One Hundred Sixty Thousand dollars ($160,000) (the “Severance Payment”). The Severance Payment shall be payable in equal installments on each of the Company's regular pay dates for executives during the twelve months commencing on the first regular executive pay date after May 1, 2017; provided however, in the event of a default by AHC under this sub-paragraph, which default is not cured with ten (10) business days after notice thereof by Employee, the balance of Severance Payments shall be immediately due and payable with interest thereon of 6% per annum until final payment.

c.	AHC shall issue to Employee within ten (10) days of the Execution Date$160,000 of AHC’s Common Stock, the number of shares of which shall be determined by dividing $160,000 by the closing sales price of the AHC’s Common Stock on the Execution Date.

4.     Benefits:

a.	Employee’s current health and insurance benefits will continue with current Employee contribution until February 1, 2018, and except as otherwise expressly provided in this Agreement, Employee will not be entitled to receive any other benefits after the Termination Date. AHC shall be responsible for providing equivalent health benefits or paying “COBRA” charges, less Employee contribution through February 1, 2018.

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b.	AHC acknowledges that Employee has $5,500 in unreimbursed business expenses arising out of his service to AHC under the CSO Agreement, which the Company shall pay upon execution of this Agreement. To the extent Employee has additional unreimbursed business expenses, incurred through the Termination Date, Employee must immediately submit the expenses with all appropriate documentation; those expenses which meet the Company’s guidelines will be reimbursed. Any expense account that Employee has with the Company terminates effective on the Termination Date, and any expenses already incurred will be reviewed and processed in accordance with the policies and procedures of the Company. No new expenses may be incurred after the Termination Date. Employee agrees to promptly pay any outstanding balance on these accounts that represent non-reimbursable expenses.

5.     Employee understands that neither this Agreement (nor anything contained herein) nor the making of this Agreement is intended, and shall not be construed, as an admission that the Company has violated any federal, state or local law (statutory, decisional or common law), or any ordinance or regulation, or has committed any wrong whatsoever with respect to the Employee (including, but not limited to, breach of any contract, actual or implied).

6.     Employee acknowledges that the consideration provided in this Agreement exceed that to which Employee would otherwise be entitled under the normal operation of any benefit plan, policy or procedure of the Company or under any previous agreement (written or oral) between Employee and the Company. Employee further acknowledges that the agreement by AHC to provide consideration pursuant to this Agreement beyond Employee’s entitlement is conditioned upon Employee’s release of all claims against AHC and Employee’s compliance with all the terms and conditions of this Agreement. Furthermore, except as provided in this Agreement, Employee gives up Employee’s right to individual damages in connection with any administrative or court proceeding with respect to any claim that has been waived herein, arising out of Employee’s employment or separation from employment from the Company and if Employee is awarded or accepts money damages, Employee will assign to the Company any right and interest to such money damages.

7.     The Parties agree that, except as provided for herein, there shall be no other payments or benefits payable to Employee, including but not limited to, salary, bonuses, commissions, finder’s fees and/or other payments.

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8.     Arbitration:

a.	The Parties specifically and knowingly and voluntarily agree to arbitrate any controversy, dispute or claim which has arisen or should arise in connection with Employee’s employment, the cessation of Employee’s employment, or in any way related to the terms of this Agreement. The Parties agree to arbitrate any and all such controversies, disputes, and claims before a single arbitrator in the State of New Jersey in accordance with the Rules of the American Arbitration Association. The arbitrator shall be selected by the Association and shall be an attorney-at-law experienced in the field of corporate law and admitted to practice in the State of New Jersey. In the course of any arbitration pursuant to this Agreement, Employee and the Company agree (i) to request that a written award be issued by the arbitrator and (ii) that each side is entitled to receive any and all relief it would be entitled to receive in a court proceeding. The Parties knowingly and voluntarily agree to enter into this arbitration clause and, except for claims contemplated in paragraphs 9 and 10 below, waive any rights that might otherwise exist to request a jury trial or other court proceeding. This paragraph is intended to be both a post-dispute and pre-dispute arbitration clause. Any judgment upon any arbitration award may be entered in any court, federal or state, having competent jurisdiction of the parties. Notwithstanding the foregoing, at Employee’s option, Employee may commence an action in the state or Federal courts of the States of Georgia or New Jersey to enforce the payment of the amounts payable under paragraphs 3 and 4.

b.	The Parties’ agreement to arbitrate disputes includes, but is not limited to, any claims of unlawful discrimination and/or unlawful harassment under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act 1967, as amended, the Americans with Disabilities Act, the New Jersey and New York Civil Rights Laws, the New Jersey Law Against Discrimination, the New York Executive Law, the New York City Human Rights Law, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, Georgia Fair Employment Practices Act, the Sex Discrimination in Employment Act, the Georgia Age Discrimination in Employment Act, and the Georgia Equal Employment for Persons with Disabilities Code or any other federal, state or local law relating to discrimination in employment and any claims relating to wage and hour claims and any other statutory or common law claims.

9.     Confidentiality

a.	Employee further acknowledges and agrees that any non-public and/or proprietary information of the Company and/or its customers disclosed to or prepared by Employee during Employee’s employment remains confidential and may not be used and/or disclosed by Employee hereafter without the prior written consent of AHC. Such information includes, without limitation, information concerning products and services developed and under development, pending or completed Company regulatory matters (internal or external), litigations, arbitrations, internal investigations or reviews, internal compliance memoranda and reviews.

b.	Employee further agrees that the non-disclosure provisions of the Employment Agreement and the CSO Agreement, and any other agreement between AHC and Employee shall remain in full force and effect.

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c.	Employee agrees that the terms and existence of this Agreement are and shall remain confidential and agrees, to the maximum extent permitted by applicable law, rule, code or regulation, not to disclose (directly or indirectly) the terms, conditions or existence of this Agreement, or to talk or write about the negotiation, execution or implementation of this Agreement, without the prior written consent of AHC, except as required by law, regulatory authorities, internally to process this Agreement at AHC, or in connection with any arbitration or litigation arising out of this Agreement. Anything herein to the contrary notwithstanding, Employee may disclose the terms of this Agreement to Employee’s immediate family, financial advisor, accountant or attorney, and in connection with Employee’s divorce proceedings, provided that Employee advises any individual to whom the terms, conditions or existence of this Agreement has been disclosed (in accordance with this sentence) of the confidentiality requirements of this paragraph and Employee shall use Employee’s best efforts to ensure that the requirements are complied with in all respects. Further, nothing in this paragraph shall preclude Employee from using this Agreement in any action for breach of this Agreement. In that case, however, Employee shall seek to protect the terms of this Agreement from public disclosure to the extent possible, including filing this Agreement under seal where permissible to do so.

i)	AHC likewise agrees to hold the terms and existence of this Agreement confidential except to its executive officers, counsel and directors and as may be required by state and federal securities and other laws.

d.	Employee agrees that in the event Employee is contacted by the media in any form, including, but not limited to, any wire service, newspaper, magazine or web-based news service, with respect to the Company, its clients and/or customers, and/or Employee’s conduct and/or employment at the Company, Employee will immediately refer all contacts directly to Mr. Paul Suda, the Company’s in-house counsel, or his successor at the Company.

e.	Notwithstanding the foregoing, Employee understands that nothing contained in this Agreement limits Employee’s ability from reporting possible violations of federal law or regulation to any federal, state or local governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, or any agency Inspector General (“Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies.

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10.   Employee agrees that in consideration for the payments and other consideration provided in this Agreement, Employee will not for a period of one year after the Termination Date, either directly or indirectly, (a) solicit any person who is employed by AHC (or who was employed by AHC within 90 days of the Termination date to: (i) terminate his employment with AHC; (ii) accept employment with anyone other than AHC, or (iii) in any manner interfere with the business of AHC.

11.   Public Information

a.	Employee agrees that for a period of three years following the Termination Date, Employee will not make any negative or derogatory statements in verbal, written, electronic or any other form about the Company, including, but not limited to, a negative or derogatory statement made in, or in connection with, any article or book, on a website, in a chat room or via the internet except where such statement is required by law or regulation. Nothing contained in this paragraph shall be construed as requiring the Employee to provide untruthful sworn testimony in any legal proceeding. The Company agrees not to issue, and will advise its executive officers and directors not to make, any negative or derogatory statements in verbal, written, electronic or any other form about Employee.

b.	Employee is also aware that AHC is required to report Employee’s termination through a report filed with the Securities Exchange Commission. AHC will provide Employee with a copy of such report in advance of such filing and accept any of Employee’s reasonable changes to the description of Employee and his Termination set forth in the report.

12.   Litigation

a.	The payments to be made hereunder on conditioned on the full cooperation by Employee with the Company in the prosecution or defense, as the case may be, of any and all actions, governmental inquiries or other legal or regulatory proceedings in which Employee’s assistance may be reasonably requested by the Company. Reasonable expenses arising from the cooperation will be reimbursed within the Company’s guidelines. In addition, Employee shall be entitled to compensation of at the rate of $500 per day whenever Employee’s attendance is required under this sub-paragraph 12 (a). Consistent with the Certificate of Incorporation of AHC, and the Company’s Amended and Restated By-Laws, AHC will hold harmless and indemnify Employee from and against any expenses (including attorneys’ reasonable fees), judgments, fines and amounts paid in settlement arising from any claim, suit or other action against Employee by any third party, on account of any action or inaction by Employee taken or omitted to be taken by Employee on behalf of AHC during the course of his employment, up to his date of termination, provided that such action or inaction by Employee was within the scope of Employee’s employment and consistent with the Company’s policies and procedures.

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b.	Promptly after receipt by Employee under this paragraph 12 of notice of the commencement of any action, suit or proceeding, Employee shall notify AHC in writing of the commencement thereof (but the failure so to notify shall not relieve AHC from any liability which it may have under this paragraph except to the extent that it has been prejudiced in any material respect by such failure or from any liability which it may have otherwise). In case any such action is brought against Employee, and Employee notifies AHC of the commencement thereof, AHC will be entitled to participate therein, and to the extent it may elect by written notice delivered to the Employee promptly after receiving the aforesaid notice from Employee, AHC may assume the defense thereof with counsel reasonably satisfactory to such Employee. Notwithstanding the foregoing, Employee shall have the right to employ his own counsel in any such case but the fees and expenses of such counsel shall be at the expense of Employee unless (i) the employment of such counsel shall have been authorized in writing by the AHC in connection with the defense of such action at the expense of AHC, or (ii) Employee shall have reasonably concluded that there may be defenses available to him that are different from or additional to those available to AHC (in which case AHC shall not have the right to direct the defense of such action on behalf of Employee), in any of which events such fees and expenses of one additional counsel shall be borne by AHC. Anything in this paragraph to the contrary notwithstanding, neither Employee or AHC shall be liable for any settlement of any claim or action effected without its written consent; provided however, that such consent was not unreasonably withheld.

c.	Employee acknowledges that he has advised the Company completely and candidly of all facts of which he is aware that may give rise to legal matters. The Company is not aware of any claims or any facts giving rise to a claim against the Employee by the Company.

13.   You agree to cause all requests for references to be forwarded in writing to the Company, attention: Office of the President. The Company will state in response to such inquiries your dates of employment and positions held. The Company shall not be responsible for responses to reference requests sought or obtained other than under the procedures set forth in this paragraph.

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14.   Employee realizes there are many laws and regulations prohibiting employment discrimination, or otherwise regulating employment or claims related to employment pursuant to which Employee may have rights or claims. These include but are not limited to Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act of 1990; the Pregnancy Discrimination Act; the National Labor Relations Act, as amended; 42 U.S.C 1981; the Employee Retirement Income Security Act of 1974, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act; the New York State and City Human Rights Laws; the New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, Georgia Fair Employment Practices Act, the Sex Discrimination in Employment Act, the Georgia Age Discrimination in Employment Act, and the Georgia Equal Employment for Persons with Disabilities Code, and other Federal, State and local human rights, fair employment and other laws. Employee also understands there are other statutes and contract and tort laws which relate to Employee’s employment and/or the termination of Employee’s employment. Employee hereby knowingly and voluntarily agrees to waive and release any rights or claims Employee may have under these and other laws, including, but not limited to, any right to allege retaliation under the Sarbanes-Oxley Act of 2002 or any applicable federal or state False Claims Act statute, but does not intend to, nor is Employee waiving any rights or claims that may arise after the date that this Agreement is signed by Employee. Notwithstanding the foregoing sentence, Employee’s waiver and release shall not extend to (i) any rights, remedies, or claims Employee may have in enforcing the terms of the Agreement; and (ii) any rights Employee may have to receive vested amounts under AHC’s stock option plans or pension plans.

15.   This Agreement shall be deemed to have been made within the County of Hall, State of Georgia, and shall be interpreted and construed and enforced in accordance with the laws of the State of Georgia without regard to its conflicts of law provision.

16.   Employee is hereby advised of Employee’s rights to review this Agreement with counsel of Employee’s choice and AHC agrees to reimburse Employee up to $2,500 for attorney’s fees and expenses incurred in connection with his review of this agreement, which shall be paid on the Execution Date Employee has had the opportunity to consult with an attorney and/or other advisor of Employee’s choosing before signing the Agreement, and was given a period of twenty-one (21) days to consider the Agreement. Employee is permitted, at his discretion, to return the Agreement prior to the expiration of this 21-day period. Employee acknowledges that in signing this Agreement, Employee has relied only on the promises written in this Agreement, and not on any other promise made by the Company or any other entity or person.

17.   Employee represents that Employee has not filed any complaints, charges or claims against AHC with any local, State, or Federal agency or court, or with any other forum.

18.   Employee agrees to immediately return any AHC property no matter where located to AHC including, but not limited to, AHC I.D. card, corporate credit card, keys, computer disks, and written/electronic material prepared in the course of employment at AHC. Employee covenants and agrees that if he determines any other AHC property is in his possession in the future he will promptly notify AHC and return the property.

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19.   If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, Employee and AHC agree that the court or other appropriate decision-making authority making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. In the event that any court or other appropriate decision-making authority determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement shall nonetheless survive and be enforced to the fullest extent permitted by law.

20.   Except as otherwise expressly provided herein, this Agreement and Release, together with the General Release constitute the entire agreement between the Parties and supersede any and all prior agreements, whether written or oral. This Agreement may not be modified or changed, except in a written agreement signed by both Parties.

21.   The Agreement may be executed in multiple counterparts, each of which shall be considered an original but all of which shall constitute one agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

I have read this Agreement, and I understand all of its terms. I enter into and sign this Agreement knowingly and voluntarily with full knowledge of what it means. I understand that I have twenty-one (21) days to consider this Agreement and return it to AHC. I also understand that I have seven (7) days to revoke this Agreement in writing after I sign it. I understand that a revocation will become effective only if I furnish AHC with written notice, within such seven (7) day period. This Agreement will not become effective or enforceable until AHC’s receipt back of Employee’s executed Agreement and the expiration of the seven-day revocation period.

/s/ William P. Henry		2/27/17
William P. Henry		Date

Authentidate Holding Corp.

By	/s/ Paul Suda	2/27/17
	Authorized Representative	Date
General Counsel

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CONSULT WITH AN ATTORNEY BEFORE SIGNING GENERAL RELEASE. BY SIGNING THIS GENERAL RELEASE, YOU GIVE UP AND WAIVE IMPORTANT LEGAL RIGHTS.

GENERAL RELEASE

William P. Henry understands and, of my own free will, enters into this General Release.

In consideration of the payments, benefits, agreements, and other consideration to be provided by AHC as described in the Agreement of which this General Release is a part (such agreement, this General Release, together, the “Agreement”), for himself and for his heirs, executors, administrators, and their respective successors and assigns (collectively, “Employee”), HEREBY RELEASES AND FOREVER DISCHARGES, to the maximum extent permitted by law, Authentidate Holding Corp. its stockholders, subsidiaries, affiliates, divisions, successors and assigns, their respective current and former officers, directors, employees, agents, attorneys, whether as individuals or in their official capacity, and each of their respective successors and assigns (hereinafter collectively referred to as “AHC”) of and from all or any manner of actions, causes and causes of action, suits, debts, obligations, damages, complaints, liabilities, losses, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments and expenses (including attorneys’ fees and costs), extents, executions, claims and demands whatsoever at law or in equity (“claims”), specifically including by way of example but not limitation, Title VII of the Civil Rights Acts of 1964 and 1991, as amended; the Civil Rights Act of 1866; the Employee Retirement Income Security Act of 1974, as amended; the National Labor Relations Act, as amended; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967, as amended; the Worker Adjustment and Retraining Notification Act; the Pregnancy Discrimination Act, the Sarbanes-Oxley Act of 2002 or any applicable federal or state False Claims Act statute; and all Federal, State and local statutes, regulations, decisional law and ordinances and all human rights, fair employment, contract and tort laws relating in any way to Employee’s employment with AHC and/or the termination thereof including, again by way of example but without limitation, the New Jersey and New York Civil Rights Laws, the New Jersey Law Against Discrimination, the New York Executive Law, the New York City Human Rights Law, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, Georgia Fair Employment Practices Act, the Sex Discrimination in Employment Act, the Georgia Age Discrimination in Employment Act, and the Georgia Equal Employment for Persons with Disabilities Code, any civil rights or human rights law, as well as all claims for wrongful discharge, breach of contract, personal injury, defamation, mental anguish, injury to health and reputation, sexual, harassment, which Employee ever had, now has, or which Employee hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever arising out of Employee’s employment by AHC or the termination thereof, provided that this General Release shall not extend to (i) any rights, remedies, or claims Employee may have in enforcing the terms of this Agreement; (ii) any rights Employee may have to receive vested amounts under AHC’s stock option plan, 401-K or pension plans; (iii) Employee’s rights to medical benefit continuation coverage, on a self-pay basis, pursuant to federal law (COBRA); and (iv) claims for indemnification (whether under state law, the Company's by-laws or otherwise) for acts performed as an officer or director of the Company or any of its affiliates. Employee takes this action filly aware of Employee’s rights arising under the laws of the United States (and any State or local governmental entity thereof) and voluntarily waives and releases all such rights or claims under these or other laws, but does not intend to, nor is Employee waiving any rights or claims that may arise after the date that this Agreement is signed by Employee. The provisions of any laws providing in substance that releases shall not extend to claims which are at the time unknown to or unsuspected by the person executing such release, are hereby waived.

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Employee represents that Employee has been advised to and has had an opportunity to consult with an attorney and/or any other advisors of Employee’s choosing before signing this Agreement, and was given a period of twenty-one (21) days to consider this Agreement. Employee is permitted, at his discretion, to return the Agreement prior to the expiration of this 21-day period. Employee has relied only on the promises written in the Agreement, and not on any other promise made by AHC or any other entity or person.

Employee has seven (7) days to revoke the Agreement after Employee signs it. The Agreement will not become effective or enforceable until AHC’s receipt back of Employee’s executed Agreement and the expiration of the seven-day revocation period.

Employee has read and understood the Agreement and enters into it knowingly and voluntarily.

IN WITNESS WHEREOF, William P. Henry has set his hand this 27 day of February, 2017 having had the opportunity to review this with counsel of his or her choice.

/s/ William P. Henry	2/27/2017
William P. Henry	Date

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